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                                                                      EXHIBIT 12

                  NEXTEL COMMUNICATIONS INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS
                               TO FIXED CHARGES
                             (dollars in millions)

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
                                    Fiscal Year   Nine Months                                                      Nine Months
                                      Ended          Ended                                                            Ended
                                     March 31,    December 31,              Year Ended December 31,               September 30,
                                       1994          1994         1995       1996        1997        1998         1998      1999
                                    -----------  -------------  ---------  ---------  ----------  -----------   --------- ---------
Loss from continuing operations
 before income tax benefit            $   (78)      $   (197)   $   (532)   $   (863)  $  (1,309)  $   (1,711) $ (1,276)  $(1,044)

Add:
 Fixed charges                             40            102         164         286         487          766       549       702

Less:
 Interest capitalized                       8             21          31          33          43           55        42        29

Less:
 Loss from equity method
  investments                               -              -           -         (11)        (12)         (12)      (6)       (49)
 Loss attributable to minority
  interests                                 -              -           -           -           2           17         7        17
                                      -------       --------    --------    --------   ---------   ----------  --------  --------

Earnings as adjusted                  $   (46)      $   (116)   $   (399)   $   (599)  $    (855)  $   (1,005) $   (770)  $  (339)
                                      =======       ========    ========    ========   =========   ==========  ========   =======

Fixed Charges:
 Interest expense on indebtedness
  (including amortization of debt
  expense and discount and
  interest capitalized)               $    38       $     91    $    146    $    261   $     451   $      711  $    510   $   656
 Portion of real expense
  representative of interest (30%)          2             11          18          25          36           55        39        46
                                      -------       --------    --------    --------   ---------   ----------  --------   -------
Fixed charges                         $    40       $    102    $    164    $    286   $     487   $      766  $    549   $   702
                                      =======       ========    ========    ========   =========   ==========  ========   =======

Ratio of earnings
  to fixed charges                      (1.15)         (1.14)      (2.43)      (2.09)      (1.76)       (1.31)    (1.40)    (0.48)
                                      =======       ========    ========    ========   =========   ==========  ========   =======
Deficiency                            $    86       $    218    $    563    $    885   $   1,342   $    1,771  $  1,319   $ 1,041
                                      =======       ========    ========    ========   =========   ==========  ========   =======
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